                                                                   Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 1999, except for the last two paragraphs of Note 8, as to which the date is March 31, 1999, and Note 18, as to which the date is May 3, 1999, on our audits of the combined financial statements as of December 31, 1998 and 1997 and for the period from January 1, 1998 to June 1, 1998 and for the period from June 2, 1998 to December 31, 1998 and for each of the two years in the period ended December 31, 1997 of Interstate Hotels Corporation (Interstate), which appears in Interstate's Information Statement/Prospectus dated June 8, 1999.


/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
September 30, 1999